EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.

Name	Jurisdiction of Organization

Huron Consulting Group Holdings LLC	Delaware

Huron (UK) Limited	United Kingdom

Huron Consulting South East Asia PTE. LTD.	Singapore

Huron Middle East LLC	United Arab Emirates - Dubai

Huron Saudi Limited	Saudi Arabia

Huron Consulting Services LLC	Delaware

Wellspring Management Services LLC	Delaware

Huron Demand LLC	Delaware

Conseillers Huron Canada Limitée	Canada and Quebec

Huron Technologies Inc.	Delaware

Huron Legal (UK) Limited	United Kingdom

Huron India Private Limited	India